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The following is a transcript of the investor relations call of July 12, 2011.

Participants

Pamela Keefe, CFO, Central Vermont Public Service
Larry Reilly, President and CEO, Central Vermont Public Service
Dale Rocheleau, SVP, General Counsel, Central Vermont Public Service

Presentation

Moderator
Greetings, and welcome to the Central Vermont Public Service Investor Update conference call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  (Operator’s instructions) As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Pamela Keefe of Central Vermont Public Service.  Thank you, Ms. Keefe.  You may begin.

Pamela Keefe, CFO, Central Vermont Public Service
Thank you for joining us this morning for a special investor update by Central Vermont Public Service.  Our comments and responses to your questions today may contain forward-looking statements.  Our press release announcing this transaction, our Form 10-Q for the quarter ended March 31, 2011, and our Form 10-K for the year 2010 contain forward-looking statements and associated risk factors that you should consider.

Actual results could differ materially from those expressed in such forward-looking statements and I refer you to the Safe Harbor language that is contained in the press release that we issued this morning.  This release appears on the investor relations section of our Web site at CVPS.com.

With me today are CVPS President and Chief Executive Officer, Larry Reilly and Senior Vice President, General Counsel and Corporate Secretary, Dale Rocheleau.  Larry will discuss a recent development and then we will open it up for Q&A.  And now, I would like to turn things over to Larry.

Larry Reilly, President and CEO, Central Vermont Public Service
Thank you, Pam, and welcome, everyone.  This morning, we announced that we’ve entered into a definitive agreement with Gaz Metro Limited Partnership of Montreal, Quebec for the acquisition by Gaz Metro of all the outstanding common shares of CV at a price of $35.25 per share.  That price represents a 45% premium over our closing price of $24.32 on Friday, May 27th.

This is an all cash transaction without a financing contingency and it allows CV to continue to pay its regular quarterly dividend of $0.23 per share until the transaction closes.  Over time, CVPS will be merged with Green Mountain Power, which has been owned by Gaz Metro’s U.S. subsidiary, Northern New England Energy Corporation, since 2007.

You will recall that on May 30, 2011 we announced that we had signed a definitive agreement for the purchase by Fortis Inc. of all of the outstanding shares of CV at a price of $35.10.  On June 23rd, we received an unsolicited offer from Gaz Metro and on June 27th, we announced that our Board had authorized us to enter into discussions with Gaz Metro to determine if its proposal represented a superior proposal to that of Fortis.

We then worked with Gaz Metro and Green Mountain Power to understand and improve upon the Gaz Metro offer.  Late yesterday afternoon, our board of directors determined that the modified Gaz Metro proposal did in fact represent a superior proposal to that offered by Fortis.  We then terminated our agreement with Fortis and entered into a definitive agreement with Gaz Metro.

By the terms of our Fortis agreement, we must pay Fortis a $19.5 million breakup fee, which includes expenses of $2 million.  Gaz Metro has agreed to reimburse us for that fee upon CV shareholder approval of its transaction.

As with the Fortis proposal, this transaction provides many benefits to several constituencies.  First, the sale provides a financially strong parent company.  That puts CV in a better position to borrow money, sign power contracts, and make capital investments in generation, transmission and distribution assets needed to provide reliable service to our customers.

The newly merged entity with have a headquarters for operations and energy innovation in Rutland and will continue CV’s commitment to the environment and the communities we serve.  The Headquarters for Operations and Energy Innovation will be the hub of operations and energy innovation functions around the state.  From an operations perspective, this will include the combined company’s command post for field and storm response operations and related operational functions.

Gaz Metro provides some additional unique benefits for customers.  First, the combination of the two Vermont operating companies will result in guaranteed savings for customers of $144 million over the next decade.  These savings will be achieved through the consolidation of the two Vermont corporations with a contiguous service territory.  Savings will not, however, be achieved through layoffs other than a small number of executive officers, but instead through large natural retirements and turnover which will allow for a smooth integration of both company’s workforces.

Lastly, 30% of both CV’s and GMP’s ownership interest in VELCO, worth about $8 million, will be transferred to a public trust.  The earnings on that investment, nearly one million dollars a year, will be used to benefit low income and elderly customers across the combined service territory.  This transaction is subject to approval of the CV shareholders, regulatory and other approvals, including those of the Vermont Public Service Board and the FERC, and is expected to be completed in approximately 6 to 12 months.

The first steps will be the filing of a proxy statement and a petition with the Vermont Public Service Board in mid-August.  We will provide you with an update on our progress at our August 9th second quarter earnings conference call.

We’re pleased to be able to announce such a beneficial transaction for our shareholders and one with substantial benefits for the customers and our communities as well.   Thank you all for joining us today.  We would now be happy to answer any questions you may have.

Moderator

(Operator’s instructions) One moment while we poll for questions.  Our first question is from Paul Ridzon of Keybanc.  Caller, please proceed with your question.

<Q>:  Good morning.  How are you?

Larry Reilly, President and CEO, Central Vermont Public Service
Good, Paul.

<Q>:  Can you just kind of give background as to how Gaz Metro participated or didn’t participate in the original solicitation of bids?

Larry Reilly, President and CEO, Central Vermont Public Service
Well, I think we really aren’t at liberty to talk about the original competitive process.  That was really done through a lot of confidentiality agreements with all the participants in that process.  We will be describing that process in detail and respecting the confidentiality agreements in our proxy statement.  But suffice it to say that the Gaz Metro proposal that we have modified and have now accepted was really after that first process was completed and when we had the agreement in place with Fortis.

<Q>:  Okay, thank you.

Moderator
Our next question is from Ross Marowits of The Canadian Press.  Caller, please proceed with your question.

<Q>:  …the deal has changed from what it was a few weeks ago.

Larry Reilly, President and CEO, Central Vermont Public Service
I’m sorry; we missed the beginning of your question.

<Q>:  You said that the Gaz Metro offer has been modified.  How?

Larry Reilly, President and CEO, Central Vermont Public Service
I think there are three things that have changed substantially in the agreement.  A number of contractual terms were modified, including the reimbursement for the breakup fee as I described.  A number of other commitments were made to the communities that are served in the service territory as part of the transaction.  As originally proposed, the contract did not have Gaz Metro as a party and that has now been changed as well.

<Q>:  The reimbursement, is that for the entire $19.5 million I believe?

Larry Reilly, President and CEO, Central Vermont Public Service
Yes, it is.

<Q>:  What will be the total workforce through attrition and retirements in ten years or whatever?  How much will it decrease by?

Larry Reilly, President and CEO, Central Vermont Public Service
We don’t have the answer to that question just yet.  The analysis that’s been done so far has been really done by Gaz Met and Green Mountain Power at a high level.  Although we’ve had access to some of that and believe it’s reasonable, we have not had experts from CV, Central Vermont and Green Mountain Power working together to fine tune exactly how best to consolidate these companies and how precisely to achieve the efficiencies that we know are there by putting two contiguous companies together and sharing back office functions and consolidating some of our computer platforms, etc., sharing inventories, combining our purchasing power, etc.

So, we have a high level understanding of what a first cut at the numbers could be and Gaz Met has made a commitment to a minimum number of benefits for customers, but the details of exactly how those will be achieved and the ultimate number of workforce reductions is to be determined.

<Q>:  Ms. Powell will head the new company.  What will be your role?

Larry Reilly, President and CEO, Central Vermont Public Service
I’m committed to the process for obtaining the regulatory approval and co-chairing with Mary Powell the Integration Committee that will be looking at the best way to organize the consolidated company.  Beyond that, I won’t have a role.

<Q>:  Okay and last thing; what will be the name of the company?

Larry Reilly, President and CEO, Central Vermont Public Service
That’s a subject that is under consideration.  I think there’s a lot of brand equity in the Green Mountain Power name at this point and I expect there will be possibly some variation on that theme, but probably Green Mountain is going to be a surviving part of the company’s name.

<Q>:  Thanks very much.

Moderator
(Operator’s instructions) It appears there are no further questions at this time.  I would now like to turn the floor back to management for closing comments.

Larry Reilly, President and CEO, Central Vermont Public Service
This is Larry Reilly and I want to, again, thank everyone for participating in today’s call.  If you have any questions throughout the coming weeks or days, please feel free to call Pam, Dale or myself and we’ll do our best to answer any questions you have.  Again, we’ll be updating you on our regular second quarter earnings call in a few weeks, on August 9th.  So, thank you, again, for participating today.

Moderator
This concludes today’s teleconference.  You may now disconnect your lines at this time and thank you for your participation.